Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2023 relating to the financial statements and supplemental schedule of the Umpqua Bank 401(K) and Profit Sharing Plan appearing in the Annual Report on Form 11-K of the Umpqua Bank 401(K) and Profit Sharing Plan for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Portland, Oregon

July 25, 2023